EXHIBIT 99.1

eMagin Announces Record First Quarter 2012 Revenues

- Product Revenue Up 35%; Positive EBITDA -

BELLEVUE, Wash. – May 10, 2012 - eMagin Corporation (NYSE Amex: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, today announced financial results for its first quarter ended March 31, 2012.

“During the first quarter of 2012, our base business performed well both in domestic and international markets and our outlook continues to be positive,” stated Andrew G. Sculley, President and CEO. “I am pleased to report a 35% increase in product revenue (primarily display sales) and a 59% increase in the number of displays produced during the first quarter versus the year ago first quarter as a result of improved yield and better line utilization.”

Mr. Sculley continued, “During the second quarter, we expect to complete the testing phase of the qualification of our new OLED deposition machine and begin production. Once the new machine is fully operational, we expect OLED deposition capacity to increase by tenfold and we anticipate higher yields, putting us in a strong position to address the increasing demand for our products from all of our major business segments, including military, industrial and consumer applications.”

Quarterly Results

Revenues for the first quarter rose 13% to $6.1 million versus $5.4 million for the first quarter of 2011. The gain is attributable to an increase in volume of displays sold, a slightly higher average sales price and an increase in display production offset by a decrease in contract revenue during the period.

Gross margin for the first quarter increased to 44% on gross profit of $2.7 million, compared to a gross margin of 41% on gross profit of $2.2 million in the same quarter last year. The year-over-year improvement in gross margin was achieved through a higher volume of units manufactured and sold, and a higher average selling price per display, which was partially offset by an increase in the cost of goods sold, primarily related to personnel costs.

Operating expenses for the first quarter of 2012 were $3.4 million, versus operating expenses of $2.7 million for the prior year period. Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. R&D expenses increased from 10% of revenues in Q1 last year to 19% of revenues in Q1 this year due to the internal development of a new display, increased research and development activity, and to increased personnel costs. SG&A expenses decreased from 39% of revenue last year to 37% this year.

Net loss for the first quarter of 2012 was $452,000, or $(0.02) per diluted share, compared to net loss of $3.3 million, or $(0.16) per diluted share, in the first quarter last year. Adjusted Net loss for Q1 last year was $272,000 (see attached tables). Adjusted EBITDA for the first quarter was $44,000.

Recent Corporate Highlights

•	eMagin received a $3.1 million follow-on order for OLED displays for the US Army Remote Viewer, all of which must be delivered in 2012.

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Work on the $1.1 million Small Business Innovation Research (SBIR) contract from the United States Special Operations Command (USSOCOM) to optimize the Company’s WUXGA OLED microdisplay for mass production is progressing. Completion of the program is expected in the third quarter of 2012. eMagin’s WUXGA OLED microdisplay is the highest resolution full-color microdisplay ever produced.

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Installation of the Company’s new OLED deposition machine will be completed and production is expected to begin in the second quarter. The new tool will augment the Company's existing Satella OLED deposition machine, an R&D tool adapted and used by eMagin for both R&D and production since the Company’s inception in 1996.

•	The Company’s new seal machine will improve the existing seal process which should increase yield and capacity. The new seal machine is expected to come online during the second quarter.

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eMagin’s R&D team has achieved further reductions in the size of the full color pixel, to 8.1 microns. This is the smallest known full color pixel in the industry and will potentially lead to even smaller size displays which are less costly to produce.

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eMagin is working with a number of customers moving forward with the Company’s new digital VGA display. Initial small volume production orders have been received and larger volumes are anticipated for later in 2012.

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We are developing an XGA display to better address the commercial and consumer electronic viewfinder market. There are several newly interested potential customers for this new product. eMagin currently sells a different display into the high end of this market.

•	Deliveries continued under the Javelin program in the first quarter and will continue in the second quarter.

Outlook

eMagin reaffirms its 2012 revenue guidance range of $30-$34 million. The Company expects contract revenue to increase during the balance of the year due to greater activity on existing contracts and to new contracts.

Conference Call Information

Full results will be published in the Company's 10-Q report for the first quarter ended March 31, 2012, to be filed today and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 5:00 p.m. ET. An archive of the webcast will be available one hour after the live call through June 10, 2012. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin manufactures high-resolution OLED microdisplays and conducts OLED related research and development for government agencies and non-government companies. eMagin can also integrate the displays with magnifying optics to deliver virtual images comparable or superior to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs.  More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2012 (unaudited)	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$5,832	$7,571
Investments	7,245	5,745
Accounts receivable, net	4,644	5,576
Inventories, net	2,800	2,760
Prepaid expenses and other current assets	1,255	1,008
Total current assets	21,776	22,660
Long-term investments	1,000	1,000
Equipment, furniture and leasehold improvements, net	6,521	5,980
Other assets	127	127
Deferred tax asset	8,165	8,165
Total assets	$37,589	$37,932

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$883	$961
Accrued expenses	1,886	2,246
Other current liabilities	383	614
Total current liabilities	3,152	3,821

Commitments and contingencies (Note 8)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of March 31, 2012 and December 31, 2011	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,537,978 shares as of March 31, 2012 and 23,513,978 as of December 31, 2011	24	24
Additional paid-in capital	221,616	220,838
Accumulated deficit	(187,108)	(186,656)
Treasury stock, 25,000 shares as of March 31, 2012 and December 31, 2011	(95)	(95)
Total shareholders’ equity	34,437	34,111
Total liabilities and shareholders’ equity	$37,589	$37,932

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011

Revenue:
Product	$5,830	$4,310
Contract	307	1,131
Total revenue, net	6,137	5,441

Cost of goods sold:
Product	3,302	2,609
Contract	154	586
Total cost of goods sold	3,456	3,195
Gross profit	2,681	2,246

Operating expenses:
Research and development	1,140	532
Selling, general and administrative	2,263	2,141
Total operating expenses	3,403	2,673
Loss from operations	(722)	(427)

Other income (expense):
Interest expense, net	(3)	(29)
Other income, net	7	16
Change in fair value of warrant liability	—	(3,057)
Total other income (expense), net	4	(3,070)
Loss before benefit from income taxes	(718)	(3,497)
Benefit from income taxes	(266)	(158)
Net loss	$(452)	$(3,339)

Loss per common share, basic	$(0.02)	$(0.16)
Loss per common share, diluted	$(0.02)	$(0.16)

Weighted average number of common shares outstanding:
Basic	23,507,172	21,522,716
Diluted	23,507,172	21,522,716

Non-GAAP Information (unaudited)
	Three Months Ended March 31,
	2012	2011

Net loss	$(452)	$(3,339)
Severance	(47)	10
Change in fair value of warrant liability	—	3,057
Adjusted net loss	(499)	(272)
Non-cash compensation	749	856
Depreciation and amortization expense	57	34
Interest expense	3	29
Benefit from income taxes	(266)	(158)
Adjusted EBITDA	$44	$489

eMagin Corporation Investor:

Paul Campbell, 425-284-5220
pcampbell@emagin.com